Exhibit 99.3




                         GOLDEN STAR RESOURCES LTD. AND
                        COMPANHIA VALE DO RIO DOCE (CVRD)

                        DRILLING RESULTS FROM ANDORINHAS

                            DENVER - JANUARY 29, 1997

Golden Star Resources Ltd. (Golden Star) is pleased to announce core drilling results from the Andorinhas gold project in the eastern part of the State of Para, Brazil. Golden Star's activities in Brazil are managed through its wholly owned subsidiary Southern Star Resources Ltd. (Southern Star). The Andorinhas project is subject to an option agreement between Southern Star and CVRD, Brazil's largest mining company, under which Southern Star is earning a 50% interest in the property.

The first phase of core drilling at Andorinhas involved 18 holes, totaling approximately 2,700 meters, in the Mamao sector of the Andorinhas property. The principal working in the center of the Mamao area is the Melechete pit and its subsurface extension, the Melechete ore shoot, on which the Mamao underground mine was developed. A second pit, the Matinha pit, is located to the west of the Melechete pit. Southern Star's previous mapping and sampling of the Mamao mine, the Melechete ore shoot, evaluated this high grade orebody, as defined by mined out workings, which extended from surface down dip at approximately 40 degrees for 270 meters, with a width of up to 150 meters and a thickness of 2.5 to 7 meters. CVRD drilling of the Melechete orebody in the 1980's intercepted mineralization with an uncut, weighted average grade of approximately 8.9 g Au/t over an average intercept of 3.4 meters. Southern Star's recent channel sampling of the underground workings in the same area exhibited mineralization with an uncut, weighted average grade of approximately 20 g Au/t (cut weighted average grade of approximately 14 g Au/t) over an average thickness of 2.9 meters.

The objectives of the first phase of drilling included testing for potential strike extensions of the known mineralization in the Melechete and Matinha zones as well as the potential for additional, similar ore bodies in the vicinity. Results from the drilling at the Matinha/Melechete area are presented in Table
1. Gold mineralization within the Mamao area of the Andorinhas project is associated with quartz-carbonate-pyrite veins within east-west striking parallel ductile shear zones. Based upon the first phase of the drilling, it is now believed that there are at least three such shear zones within the Mamao area, providing evidence for the existence of multiple mineralized horizons within the 14 kilometer regional Mamao-Babacu shear zone at the Andorinhas project.

At the Matinha zone, located west of the known Melechete orebody, mineralization was intersected in 8 of 10 holes drilled on approximately 50 meter centers to the northwest of the existing Melechete pit. The most significant five holes drilled in the Matinha zone, MAF-34, MAF-35, MAF-36, MAF-37 and MAF-44 exhibit an uncut, weighted average grade of approximately 9.7 g Au/t over an average intercept length of 2.1





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meters. This drilling in the Melechete/Matinha area suggest that the Melechete and Matinha zones are part of one continuously mineralized zone with a strike length of at least 300 meters and variable thickness. The first phase of drilling has more than doubled the strike length of mineralization in the Melechete/Matinha area and remains open to the northwest and down plunge to the northeast. One hole, MAF-33, also suggests additional potential to extend mineralization along strike to the east.

At the Cantina zone, located to the east of Melechete, lower grade, shear hosted mineralization was intercepted in 2 of 6 holes drilled on 50 meter centers to the northeast of the Melechete zone. These two holes exhibited grades of 0.5 to
2.0 g Au/t over one to two meter lengths, though all six holes intercepted shear zones. It is not yet certain how this shear-related mineralization can be correlated with that discovered in the Melechete/Matinha area to the west. Two core holes were also drilled to test for mineralization near the Maria Bonita pit, located approximately 400 meters south-southeast of the Melechete/Matinha area. These holes also intercepted low grade mineralization, 0.5 to 2.0 g Au/t, within quartz-carbonate-pyrite veins within a shear zone.

Dr. Jeffrey Abbott, President of Southern Star Resources commented, "The discovery that the mineralization in the Melechete/Matinha area may be part of one continuously mineralized zone over a strike length of at least 300 meters is highly encouraging. The drilling suggests that this tabular mineralized zone is open to the northwest and down plunge to the northeast. This information greatly enhances our potential to develop tonnage within the shear structure. While initial drilling in the Cantina and Maria Bonita areas exhibited only lower grade mineralization in shear hosted veins, we are very encouraged by the evidence for multiple mineralized shear horizons in the Mamao area. The analysis and interpretation of the information from the first phase of drilling should go a long way in helping us to better understand the structural and lithologic controls for mineralization at Andorinhas and improve our drilling success rate as we seek to define a mineral resource in 1997."

The principal objective for the second phase of core drilling in the Mamao area will be to complete an initial evaluation of the Melechete/Matinha mineralized zone on 50 to 100 meter centers over a strike length of 400 meters and down plunge 400 meters. This part of the program will require a minimum of 15 holes, totaling approximately 5000 meters. Southern Star will also continue to test other targets in the Mamao and Babacu sectors of the property with additional core drilling. A systematic deep augering program, a geologic mapping effort and sampling of other old surface workings is in progress. A ground geophysical survey will be conducted to assist in developing additional drill targets in the Mamao/Babacu areas.

The above forward-looking statements involve risks and uncertainties including those relating to exploration, the establishment of reserves, potential mine development and the recovery of any reserves. Please refer to a discussion of these and other factors in Golden Star's 10-K, 10-Q and other Securities and Exchange Commission filings.






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Golden Star Resources is a gold and diamond exploration company which holds a
30% equity interest in the Omai gold mine in Guyana, one of the largest gold mines in South America. Golden Star also holds significant gold and diamond exploration interests in South America and Africa. Southern Star represents the Company's exploration interests throughout Latin America outside the countries of the Guiana Shield and is now actively involved in Brazil and Bolivia. Golden Star is listed on The Toronto Stock Exchange (Symbol "GSC") and the American Stock Exchange (symbol "GSR"). Golden Star warrants trade on The Toronto Stock Exchange (under the symbol "GSR.WT").

Companhia Vale do Rio Doce is one of the world's largest resource and transportation logistics companies. In mining, CVRD ranks as the world's largest producer of iron ore and ranks as a major producer of bauxite, manganese, precious metals and other mineral products. CVRD also has extensive interests in the steel industry, ferroalloys, pulp and paper and transportation. CVRD is the largest individual gold producer in Latin America (530,000 ounces in 1995) and has extensive land holdings in Brazil.

For further information, please contact:

GOLDEN STAR RESOURCES LTD.              COMPANHIA VALE DO RIO DOCE (CVRD)
RICHARD A.  WINTERS                     MARCO AURELIO LOPES PIRES
Vice President - Corporate Development  Gerente Geral de Expansao da Producao
Golden Star Resources Ltd.              Superintendencia de Metais Nobres
(303) 830-9000 OR (800) 553-8436        Av.  Graca Aranha, 26 - 9(degree) andar
Denver, Colorado                        20005-900 - RIO DE JANEIRO - RJ - Brazil
                                        TEL.: 011-55-21 272-4521
                                        FAX: 011-55-21-272-4574





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TABLE 1
SOUTHERN STAR/CVRD - ANDORINHAS PROJECT, BRASIL
PHASE ONE CORE DRILLING RESULTS
(0.7 g/t cutoff, no high cutoff)


HOLE                          FROM         TO    LENGTH (M)    G/T AU
----                          ----         --    ----------    ------
Matinha/Melechete Zone

MAF-32                        55.9        60.32     4.4         1.0

MAF-33                       101.0        104.0     3.0         1.8
                             109.0        110.0     1.0         7.5

MAF-34                        91.4         95.0     3.6        12.8

MAF-35                       118.7        121.0     2.3        10.1

MAF-36                        95.9         97.7     1.8         6.5

MAF-37                       115.2        116.7     1.5         6.4

MAF-44                        89.5         90.5     1.0         9.0

MAF-45                       124.5        126.3     1.8           NM

MAF-48                        75.0         76.0     1.0         1.3

MAF-49                       107.7        111.7     4.1           NM


* NM - Shear zone intercepted with gold grades [LESS THAN] 0.7 g/t.









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